UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☐	Definitive Proxy Statement
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Walmart Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Walmart Releases 2025 Annual Report and Proxy Statement

BENTONVILLE, Ark., April 24, 2025 — Walmart Inc. (NYSE: WMT) issued its 2025 Annual Report and filed its Proxy Statement today in preparation for the company’s Annual Shareholders’ Meeting on Thursday, June 5, 2025.

2025 Annual Report Highlights
In his annual letter to shareholders and associates, Walmart President and Chief Executive Officer, Doug McMillon, expressed his appreciation for Walmart associates who drove the year’s strong performance, and highlighted the company’s impressive growth with a 5.1 percent increase in revenues and an 8.6 percent rise in operating income. McMillon emphasized Walmart is a people-led, tech-powered company, investing in associate wages, healthcare and education. More than half of all Walmart U.S. store managers earned bonuses of $100,000 or more; more than 1.1 million people have retirement savings in their 401k plan, and 81 percent of those who participate in the Associate Stock Purchase Plan are hourly associates. He also noted Walmart’s adaptability in navigating challenges and the flexibility to change but stay true to its values and purpose.

“I wouldn’t trade hands with anyone because of our people, our purpose and culture, our unique assets and our ability to change. When the winds blow, flexibility is important and we’ve got that in our people, our assortment, the ways we serve customers and our emerging business model. [...] We’re proving we can change and innovate, and we know how to execute. Walmart is an “and” company. We’re people and technology. We’re stores and eCommerce. We’re innovation and execution.”

2025 Walmart Proxy Statement Highlights
•A message from Chairman of the Board, Greg Penner, emphasizing the strength of the Walmart business, the dedication of the company’s 2.1 million associates and its clear path forward.

“Our business is growing […] Last year, revenues grew 5.1 percent to $681 billion, including 20.8 percent eCommerce growth, globally. In February, the company announced a 13 percent increase in its annual dividend to $0.94 per share, marking the 52nd consecutive year of dividend increases. [...]The retail landscape will undoubtedly continue to evolve, and Walmart is well-positioned. We will continue to adapt quickly while staying true to our purpose: to save people money and live better.”

–Greg Penner, Chairman, Walmart Board of Directors

•After serving six years as Walmart’s Lead Independent Director, Tom Horton intends to step down from this role while remaining a highly engaged board member and continuing to serve on the Audit, Nominating and Governance, and Strategic Planning and Finance committees. If elected, Randall Stephenson will become the new Lead Independent Director effective June 5, 2025.

“Randall has been a tremendous asset to the board since his appointment in 2021 […] I am confident Randall will be an outstanding Lead Independent Director serving the interests of Walmart associates, customers and shareholders during this exciting time.”

–Tom Horton, Lead Independent Director, Walmart Board of Directors

•This year’s proxy materials seek shareholders’ votes on 12 director nominees, three other company proposals, and seven shareholder proposals.

“The board remains focused on effective oversight of the company’s strategy, risk management, and corporate governance. Our directors bring a variety of backgrounds, global perspectives, and deep industry experience, ensuring robust discussions and thoughtful decision-making.”

–Tom Horton, Lead Independent Director, Walmart Board of Directors

2025 Annual Shareholders’ Meeting and Proposal Voting
The company’s 2025 Annual Shareholders’ Meeting will be held in a virtual meeting format only. Shareholders of record as of April 11, 2025, can attend the meeting online. The live audio webcast of the meeting will begin on June 5, 2025, at 8:30 a.m. CDT.

Shareholders who held shares as of the close of business on the record date of April 11, 2025, will be able to vote their shares before the meeting in the following ways:
•Online at www.proxyvote.com
•Calling 1-800-690-6903
•Mailing a completed proxy card or voting instruction form
•On their mobile device by scanning the QR code on the proxy card, notice of internet availability, or voting instruction form

Shareholders may also vote while logged in and participating in the 2025 Annual Shareholders’ Meeting at www.virtualshareholdermeeting.com/WMT2025.

About Walmart

Walmart Inc. (NYSE: WMT) is a people-led, tech-powered omnichannel retailer helping people save money and live better — anytime and anywhere — in stores, online, and through their mobile devices. Each week, approximately 270 million customers and members visit more than 10,750 stores and numerous eCommerce websites in 19 countries. With fiscal year 2025 revenue of $681 billion, Walmart employs approximately 2.1 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy, and employment opportunity. Additional information about Walmart can be found by visiting corporate.walmart.com, on Facebook at facebook.com/walmart, on X (formerly known as Twitter) at twitter.com/walmart, and on LinkedIn at linkedin.com/company/walmart.

Media Relations Contact	Investor Relations Contact
Kelly Hellbusch	Steph Wissink
800-331-0085	IR@walmart.com